Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Third Quarter 2020 Results

Highlights

•	Announced agreement to acquire Synteract, a mid-sized, full-service CRO focused on the fast growing emerging biopharma sector.
•	GAAP revenue of $1,099.0 million for the three months ended September 30, 2020, representing a sequential increase of 8.4% compared to the three months ended June 30, 2020.
•	Net new business awards of $1,206.3 million and $5,892.1 million for the three and twelve months ended September 30, 2020, representing book-to-bill ratios of 1.10x and 1.31x, respectively.
▪

Clinical Solutions segment net new business awards of $995.0 million and $4,711.3 million for the three and twelve months ended September 30, 2020, representing book-to-bill ratios of 1.20x and 1.41x, respectively. Clinical Solutions backlog growth of 18.2% compared to the same period in 2019.

▪

Commercial Solutions segment net new business awards of $211.3 million and $1,180.8 million for the three and twelve months ended September 30, 2020, representing book-to-bill ratios of 0.78x and 1.04x, respectively.

•	GAAP net income of $63.4 million and GAAP diluted earnings per share of $0.60 for the three months ended September 30, 2020.
•	Adjusted diluted earnings per share of $1.04 for the three months ended September 30, 2020, representing growth of 19.5% compared to the three months ended September 30, 2019.
•	Adjusted EBITDA of $182.8 million for the three months ended September 30, 2020, representing Adjusted EBITDA margin of 16.6% and growth of 8.9% compared to the three months ended September 30, 2019.
•	Updated full-year 2020 guidance; revenue of $4,370 million to $4,440 million, adjusted EBITDA of $620 million to $640 million, and adjusted diluted earnings per share of $3.33 to $3.46.
•	Initiated full-year 2021 revenue outlook of $4,900 million to $5,100 million, which excludes the announced acquisition of Synteract.

MORRISVILLE, N.C. – October 29, 2020 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a Contract Research Organization and a Contract Commercial Organization, today reported financial results for the three and nine months ended September 30, 2020.

“We delivered strong sequential revenue growth with profit outperformance in the third quarter. Our differentiated model continues to resonate with customers and our value proposition is further strengthened with our agreement to acquire Synteract,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “As we look ahead to 2021 and beyond, we’re building a strong foundation for growth, coming off a quarter with record backlog, high market demand and robust pipelines. We’re also particularly proud of our recent selection to the Forbes 2020 list of World’s Best Employers, a testimony to the strength of our collaborative culture and this team’s resilience during the pandemic.”

Third Quarter 2020 Results

Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.

For the three months ended September 30, 2020, GAAP revenue decreased 6.6% to $1,099.0 million and decreased 6.8% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 7.5% compared to the adjusted revenue from the same period in the prior year. This decrease was driven by revenue declines in both Clinical Solutions and Commercial Solutions, as discussed below. Revenue was less than expected for the three months ended September 30, 2020, due to the decrease in reimbursable out-of-pocket expenses.

For the three months ended September 30, 2020, Clinical Solutions GAAP revenue decreased 4.4% to $829.2 million, and decreased 4.6% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 5.4% compared to the adjusted revenue from the same period in the prior year. This decrease was primarily due to the impacts of COVID-19, including the related decline in reimbursable out-of-pocket expenses, and the second quarter divestiture of the Company’s contingent staffing business, partially offset by the positive impact of fluctuations in foreign currency exchange rates. Excluding the impact of reimbursable out-of-pocket expenses and the contingent staffing business divestiture, Clinical Solutions revenue increased 1.0% compared to the same period in the prior year.

For the three months ended September 30, 2020, Commercial Solutions GAAP revenue decreased 12.8% to $269.8 million from the same period in the prior year. On a constant currency basis, revenue decreased 13.2%. This decrease was primarily due to the impacts of COVID-19, including a disproportionate decline in reimbursable out-of-pocket expenses as well as delays in new project starts. Excluding the impact of reimbursable out-of-pocket expenses, Commercial Solutions revenue decreased 6.0% compared to the same period in the prior year.

GAAP net income for the three months ended September 30, 2020 was $63.4 million, resulting in diluted earnings per share of $0.60, compared to GAAP net income of $58.9 million, or diluted earnings per share of $0.56, for the three months ended September 30, 2019. The increases in GAAP net income and diluted earnings per share were primarily due to higher income from operations, and lower interest and tax expense, partially offset by a decrease in other income from foreign exchange rate fluctuations.

Adjusted net income for the three months ended September 30, 2020 was $110.2 million, resulting in adjusted diluted earnings per share of $1.04, compared to adjusted net income of $91.3 million, or adjusted diluted earnings per share of $0.87 for the three months ended September 30, 2019. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to the increase in adjusted EBITDA, discussed below, and lower interest expense.

Adjusted EBITDA for the three months ended September 30, 2020 increased 8.9% to $182.8 million from the prior year period, representing an increase in adjusted EBITDA margin from 14.2% to 16.6%. This increase in adjusted EBITDA margin was driven primarily by the impact of the Company’s cost management strategies, including ForwardBound, and lower reimbursable out-of-pocket expenses. A portion of these cost reductions are due to temporary cost savings measures implemented in response to the uncertainty caused by the COVID-19 pandemic. Some of these cost savings measures ended in the third quarter, including certain compensation adjustments.

Year-to-Date 2020 Results

For the nine months ended September 30, 2020, GAAP revenue decreased 5.4% to $3,275.8 million and decreased 5.5% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 5.4% compared to the adjusted revenue from the same period in the prior year. This decrease was driven by revenue declines in both Clinical Solutions and Commercial Solutions, as discussed below.

For the nine months ended September 30, 2020, Clinical Solutions GAAP revenue decreased 2.8% to $2,451.2 million, and decreased 3.0% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 2.8% compared to the adjusted revenue from the same period in the prior year. This decrease was primarily due to the impacts of COVID-19, including the related decline in reimbursable out-of-pocket expenses, and the negative impact of fluctuations in foreign currency exchange rates, partially offset by revenue growth during the three months ended March 31, 2020. Excluding the impact of reimbursable out-of-pocket expenses and the contingent staffing business divestiture, Clinical Solutions revenue decreased 1.8% compared to the same period in the prior year.

For the nine months ended September 30, 2020, Commercial Solutions GAAP revenue decreased 12.3% to $824.6 million from the same period in the prior year. On a constant currency basis, revenue decreased 12.4%. This decrease was primarily due to the impacts of COVID-19, including a disproportionate decline in reimbursable out-of-pocket expenses as well as delays in new project starts. Excluding the impact of reimbursable out-of-pocket expenses, Commercial Solutions revenue decreased 8.1% compared to the same period in the prior year.

GAAP net income for the nine months ended September 30, 2020 was $100.9 million, resulting in diluted earnings per share of $0.96, compared to a GAAP net income of $40.2 million, or a diluted earnings per share of $0.38, for the nine months ended September 30, 2019. The increases in GAAP net income and diluted earnings per share were primarily due to higher income from operations and lower interest and tax expense, partially offset by a decrease in other income from foreign exchange rate fluctuations.

Adjusted net income for the nine months ended September 30, 2020 was $242.4 million, resulting in adjusted diluted earnings per share of $2.30, compared to adjusted net income of $230.7 million, or adjusted diluted earnings per share of $2.20 for the nine months ended September 30, 2019. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to lower interest expense, partially offset by a decline in adjusted EBITDA, discussed below.

Adjusted EBITDA for the nine months ended September 30, 2020 decreased 3.9% to $438.8 million from the same period in the prior year, representing an increase in adjusted EBITDA margin from 13.2% to 13.4%. This decrease in adjusted EBITDA was driven primarily by the impacts of COVID-19 on both Clinical Solutions and Commercial Solutions, partially offset by the impact of the Company’s cost management strategies, including ForwardBound, and lower reimbursable out-of-pocket expenses. A portion of these cost reductions are due to temporary cost savings measures implemented in response to the uncertainty caused by the COVID-19 pandemic. Some of these cost savings measures ended in the third quarter, including certain compensation adjustments.

Net New Business Awards and Backlog

Net new business awards were $1,206.3 million and $5,892.1 million for the three and twelve months ended September 30, 2020, representing a book-to-bill ratio of 1.10x and 1.31x, respectively. Clinical Solutions net new business awards were $995.0 million and $4,711.3 million for the three and twelve months ended September 30, 2020, representing a book-to-bill ratio of 1.20x and 1.41x, respectively. Clinical Solutions net new business awards and book-to-bill ratios were negatively impacted by an adjustment to reflect revised expectations for future reimbursable out-of-pocket expenses in light of the impacts from COVID-19. Commercial Solutions net new business awards were $211.3 million and $1,180.8 million for the three and twelve months ended September 30, 2020, representing a book-to-bill ratio of 0.78x and 1.04x, respectively. These net new business awards contributed to an ending backlog of $9,783.0 million as of September 30, 2020, consisting of $9,196.3 million for Clinical Solutions and $586.7 million for the Deployment Solutions offering within Commercial Solutions.

COVID-19 Update

Update on Operations

Physical access to investigative sites steadily improved during the third quarter, with approximately 70% of investigative sites now permitting some level of physical site visits. However, capacity constraints remain at some of these sites, which we are mitigating through remote monitoring activities. In addition, another 20% of investigative sites continue to allow only some level of remote monitoring. 10% of investigative sites remained completely inaccessible as of September 30, 2020. The pace of both patient enrollment and the startup of new clinical trials also continue to improve, with new patient enrollment having recovered to about 75% of pre-COVID levels and new site activations trending at approximately 115% of pre-COVID levels, during October.

Within Commercial Solutions, the Deployment Solutions field teams have continued a gradual return to in-person visits to their healthcare providers (“HCP”s) where possible – currently in about 55% of territories. Field teams have continued to experience limitations on their abilities to physically visit HCPs in other territories, as well as delays and cancellations of existing projects, and travel restrictions.

The Company effectively implemented its planned cost management strategies while ensuring all measures were being appropriately balanced with the continued commitment to maintain excellent delivery quality and quickly re-accelerate work activities for the benefit of its customers.

Liquidity and Capital Management Update

The Company remains confident in its liquidity position, which includes cash on hand of $248.9 million as of September 30, 2020, and access to its revolving credit facility.

During the three months ended September 30, 2020, the Company made $40.0 million and $35.0 million of voluntary prepayments against Term Loan A and Term Loan B, respectively, and repaid the outstanding $150.0 million balance on the Revolver. The Term Loan A prepayments were applied to the mandatory principal payments due October 2020 and January 2021, and a partial principal payment for April 2021. Additionally, during the three months ended September 30, 2020, the Company made $19.4 million of mandatory principal payments towards Term Loan A. As a result of previous voluntary prepayments, the Company is not required to make a mandatory payment against the Term Loan B principal balance until maturity in August 2024. In addition, during the third quarter, the Company borrowed an additional $25.0 million on its accounts receivable financing agreement.

During the three months ended September 30, 2020, the Company repurchased $30.0 million of common stock. As of September 30, 2020, the Company had remaining repurchase authorization of $106.3 million, which is available through the end of 2020. The Company will continue to evaluate the utilization of its share repurchase program as market and economic conditions evolve.

Full Year 2020 Business Outlook

The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and the Company’s ForwardBound initiative, which includes expansion of the Syneos Operating Network, process optimization, and automation initiatives.  In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of COVID-19 on its business. These include reductions in patient enrollment rates, and a reduction in the number of onsite monitoring and Commercial field sales visits, compared to our prior expectations. The severity and duration of the COVID-19 pandemic are outside of the Company’s control and, given their uncertain nature, could cause the Company’s future operating results to be different from our current expectations, particularly if the impact of the pandemic worsens. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected FY 2020 non-GAAP effective tax rate of approximately 24.0%. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the third quarter of 2020. The Company's full year 2020 guidance is outlined below:

	Guidance Issued as of August 6, 2020		Guidance Issued as of October 29, 2020
	FY 2020		FY 2020
	Low	High	Low	High
	(in millions, except per share data)		(in millions, except per share data)
Revenue	$4,470	$4,570	$4,370	$4,440
Adjusted EBITDA	600	640	620	640
Adjusted Diluted EPS	$3.16	$3.38	$3.33	$3.46

Full Year 2021 Business Outlook

For the full year 2021, the Company expects revenue of $4,900 million to $5,100 million.

This outlook excludes the acquisition of Synteract. This outlook further assumes that the COVID-19 recovery continues to progress based upon revised expectations, including decreased restrictions on site access in 2021, and patient enrollment rates returning to pre-COVID levels, along with a sustained increase in the use of remote monitoring and field team visits.

Important disclosures in this earnings release about and reconciliations of historical and forward-looking non-GAAP measures, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures.”

Webcast and Conference Call Details

Syneos Health will host a conference call at 8:00 a.m. ET on October 29, 2020, to discuss its third quarter 2020 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 4294655.

An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on October 29, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 4294655.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the future impact of the COVID-19 pandemic on our business, financial results and financial condition, the closing of our acquisition of Synteract and the source of funding for such acquisition, anticipated financial results for the full year 2020 and 2021, our foundation for growth in 2021, and plans for cost savings and capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; risks associated with the COVID-19 pandemic; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company's operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective income tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's adjusted revenues. Constant currency segment revenue growth is defined as revenue for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s adjusted or GAAP revenues, as applicable.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.

The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; the income tax effect of the above adjustments; and the impact of the base erosion and anti-abuse tax.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$1,099,004	$1,177,028	$3,275,758	$3,462,861

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	820,228	913,674	2,550,134	2,718,005
Selling, general, and administrative expenses	111,096	109,864	334,042	333,860
Restructuring and other costs	6,523	13,456	23,414	39,751
Transaction and integration-related expenses	6,955	10,454	17,900	34,766
Depreciation	17,301	18,844	51,830	57,663
Amortization	38,147	41,293	115,746	124,423
Total operating expenses	1,000,250	1,107,585	3,093,066	3,308,468
Income from operations	98,754	69,443	182,692	154,393

Total other expense (income), net:
Interest expense, net	20,442	30,181	68,126	95,439
Loss on extinguishment of debt	346	—	346	4,355
Other expense (income), net	10,596	(30,713)	(2,573)	(29,365)
Total other expense (income), net	31,384	(532)	65,899	70,429
Income before provision for income taxes	67,370	69,975	116,793	83,964
Income tax expense	3,954	11,055	15,892	43,756
Net income	$63,416	$58,920	$100,901	$40,208

Earnings per share attributable to common shareholders:
Basic	$0.61	$0.57	$0.97	$0.39
Diluted	$0.60	$0.56	$0.96	$0.38
Weighted average common shares outstanding:
Basic	104,277	103,594	104,247	103,553
Diluted	105,588	105,021	105,483	104,881

Syneos Health, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$248,896	$163,689
Accounts receivable and unbilled services, net	1,264,502	1,303,641
Prepaid expenses and other current assets	82,315	94,834
Total current assets	1,595,713	1,562,164
Property and equipment, net	196,258	203,926
Operating lease right-of-use assets	213,056	218,531
Goodwill	4,343,354	4,350,380
Intangible assets, net	882,485	973,081
Deferred income tax assets	18,256	37,012
Other long-term assets	135,609	108,701
Total assets	$7,384,731	$7,453,795

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$104,936	$136,686
Accrued expenses	583,015	568,911
Deferred revenue	710,170	696,907
Current portion of operating lease obligations	39,568	38,055
Current portion of finance lease obligations	16,689	17,777
Current portion of long-term debt	56,875	58,125
Total current liabilities	1,511,253	1,516,461
Long-term debt	2,465,358	2,550,395
Operating lease long-term obligations	209,809	218,343
Finance lease long-term obligations	28,300	36,914
Deferred income tax liabilities	7,931	11,101
Other long-term liabilities	65,602	90,927
Total liabilities	4,288,253	4,424,141

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,994 and 103,866 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,040	1,039
Additional paid-in capital	3,454,381	3,441,471
Accumulated other comprehensive loss, net of taxes	(90,321)	(71,593)
Accumulated deficit	(268,622)	(341,263)
Total shareholders' equity	3,096,478	3,029,654
Total liabilities and shareholders' equity	$7,384,731	$7,453,795

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$100,901	$40,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,576	182,086
Share-based compensation	47,266	40,864
Provision for doubtful accounts	1,357	948
Provision for deferred income taxes	21,306	13,091
Foreign currency transaction gains	(7,747)	(6,090)
Fair value adjustment of contingent obligations	(3,791)	(571)
Loss on extinguishment of debt	346	4,355
Other non-cash items	1,881	1,177
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	15,542	(110,083)
Accounts payable and accrued expenses	(2,226)	12,337
Other assets and liabilities	(31,244)	(20,389)
Net cash provided by operating activities	311,167	157,933
Cash flows from investing activities:
Purchases of property and equipment	(38,493)	(50,645)
Investments in unconsolidated affiliates	(6,859)	(9,227)
Net cash used in investing activities	(45,352)	(59,872)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	—	183,195
Payments of debt financing costs	(300)	(2,593)
Repayments of long-term debt	(113,750)	(370,936)
Proceeds from accounts receivable financing agreement	31,600	128,000
Repayments of accounts receivable financing agreement	(6,600)	(22,400)
Proceeds from revolving line of credit	300,000	—
Repayments of revolving line of credit	(300,000)	—
Payments of contingent consideration related to business combinations	(26,634)	(178)
Payments of finance leases	(12,735)	(9,429)
Payments for repurchases of common stock	(62,029)	(56,716)
Proceeds from exercises of stock options	22,973	39,675
Payments related to tax withholdings for share-based compensation	(20,701)	(12,503)
Net cash used in financing activities	(188,176)	(123,885)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7,568	(904)
Net change in cash, cash equivalents, and restricted cash	85,207	(26,728)
Cash, cash equivalents, and restricted cash - beginning of period	163,689	155,932
Cash, cash equivalents, and restricted cash - end of period	$248,896	$129,204

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted revenue:
Revenue, as reported	$1,099,004	$1,177,028	$3,275,758	$3,462,861
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	4,781
Adjusted revenue	$1,099,004	$1,178,622	$3,275,758	$3,467,642

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$829,163	$867,427	$2,451,168	$2,522,307
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	4,781
Clinical Solutions adjusted revenue	$829,163	$869,021	$2,451,168	$2,527,088

Commercial Solutions revenue, as reported	$269,841	$309,601	$824,590	$940,554
Acquisition-related deferred revenue adjustment (a)	—	—	—	—
Commercial Solutions adjusted revenue	$269,841	$309,601	$824,590	$940,554

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
EBITDA and adjusted EBITDA:
Net income, as reported	$63,416	$58,920	$100,901	$40,208
Interest expense, net	20,442	30,181	68,126	95,439
Income tax expense	3,954	11,055	15,892	43,756
Depreciation	17,301	18,844	51,830	57,663
Amortization (b)	38,147	41,293	115,746	124,423
EBITDA	143,260	160,293	352,495	361,489
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	4,781
Restructuring and other costs (c)	6,523	13,456	23,414	39,751
Transaction and integration-related expenses (d)	6,955	10,454	17,900	34,766
Share-based compensation (e)	15,093	12,803	47,266	40,864
Other expense (income), net (f)	10,596	(30,713)	(2,573)	(29,365)
Loss on extinguishment of debt (g)	346	—	346	4,355
Adjusted EBITDA	$182,773	$167,887	$438,848	$456,641
Adjusted EBITDA margin	16.6%	14.2%	13.4%	13.2%

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted net income:
Net income, as reported	$63,416	$58,920	$100,901	$40,208
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	4,781
Amortization (b)	38,147	41,293	115,746	124,423
Restructuring and other costs (c)	6,523	13,456	23,414	39,751
Transaction and integration-related expenses (d)	6,955	10,454	17,900	34,766
Share-based compensation (e)	15,093	12,803	47,266	40,864
Other expense (income), net (f)	10,596	(30,713)	(2,573)	(29,365)
Loss on extinguishment of debt (g)	346	—	346	4,355
Income tax adjustment to normalized rate (h)	(30,853)	(14,487)	(60,642)	(36,570)
Impact of base erosion and anti-abuse tax (i)	—	(2,061)	—	7,477
Adjusted net income	$110,223	$91,259	$242,358	$230,690

Diluted weighted average common shares outstanding	105,588	105,021	105,483	104,881

Adjusted diluted earnings per share	$1.04	$0.87	$2.30	$2.20
a.	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.
b.	Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.
c.

Restructuring and other costs consist primarily of severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations and termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

d.	Represents fees associated with business combinations, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
e.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
f.	Other expense (income) is comprised primarily of foreign currency exchange gains and losses.
g.	Loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
h.

Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.0% for the three and nine months ended September 30, 2020, 23.2% for the three months ended September 30, 2019, and 24.0% for the nine months ended September 30, 2019. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

i.	Represents the net income tax expense recorded as a result of the base erosion and anti-abuse tax.

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP

Full Year 2020 Guidance

(in millions, except per share data)

(Unaudited)

	Guidance Issued as of August 6, 2020		Guidance Issued as of October 29, 2020
	Low	High	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$132.4	$152.7	$139.0	$149.5
Adjustments (a):
Interest expense, net	92.0	94.0	88.0	90.0
Income tax expense	56.8	65.5	59.6	64.1
Depreciation	70.0	72.0	70.0	70.0
Amortization	148.0	149.0	151.0	151.0
EBITDA	499.2	533.2	507.6	524.6
Restructuring and other costs	30.0	32.0	29.0	30.0
Transaction expenses	18.0	20.0	22.0	24.0
Share-based compensation expense	66.0	68.0	64.0	64.0
Other expense, net	(13.2)	(13.2)	(2.6)	(2.6)
Adjusted EBITDA	$600.0	$640.0	$620.0	$640.0

	Guidance Issued as of August 6, 2020				Guidance Issued as of October 29, 2020
	Adjusted Net Income		Adjusted Diluted Earnings Per Share		Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$132.4	$152.7	$1.25	$1.44	$139.0	$149.5	$1.32	$1.42
Adjustments:
Amortization (a)	148.0	149.0	1.40	1.41	151.0	151.0	1.43	1.43
Restructuring and other costs (a)	30.0	32.0	0.28	0.30	29.0	30.0	0.27	0.28
Transaction expenses (a)	18.0	20.0	0.17	0.19	22.0	24.0	0.21	0.23
Share-based compensation expense (a)	66.0	68.0	0.62	0.64	64.0	64.0	0.61	0.61
Other expense, net (a)	(13.2)	(13.2)	(0.12)	(0.12)	(2.6)	(2.6)	(0.02)	(0.02)
Income tax effect of above adjustments (b)	(46.2)	(50.7)	(0.44)	(0.48)	(51.3)	(51.1)	(0.49)	(0.49)
Adjusted net income and adjusted diluted earnings per share (c)(d)	$335.0	$357.8	$3.16	$3.38	$351.1	$364.8	$3.33	$3.46
a.	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
b.	Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0%, which represents the Company's estimated full year non-GAAP effective tax rate.
c.	Guidance for Adjusted Diluted EPS incorporates interest expense based upon an assumed one-month LIBOR of 0.4% through the end of 2020.
d.	Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for FY 2020 of approximately 105.5 million shares, which will vary by quarter.